Exhibit 99. (14)(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential Jennison Small Company Fund, Inc.:

We consent to the use of our report dated November 14, 2014, with respect to the Prudential Jennison Small Company Fund, Inc., incorporated by reference herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm.”

New York, New York
December 18, 2014